Exhibit 10.4

FEDERAL HOME LOAN BANK OF CHICAGO

MORTGAGE PARTNERSHIP FINANCE® PROGRAM

PARTICIPATING FINANCIAL INSTITUTION AGREEMENT

[origination or purchase]

THIS PARTICIPATING FINANCIAL INSTITUTION AGREEMENT (“Contract”) is dated as of                                                      , 20     between the participating financial institution (the “PFI”) that signs this document and the FEDERAL HOME LOAN BANK OF CHICAGO (the “Bank”), a corporation organized and existing under the laws of the United States of America.

I.	GENERAL INFORMATION

This article contains important basic information about this Contract.

1.1. Purpose of Contract. The purpose of this Contract is:

(a) to establish the PFI as an approved originator of mortgages for and a seller of mortgages to the Bank under the MORTGAGE PARTNERSHIP FINANCE (“MPF®”) Program, a program established by the Federal Home Loan Bank of Chicago (in such capacity, the “MPF Provider”);

(b) to establish the terms and conditions for the origination of those mortgages which the Bank will fund or purchase;

(c) to establish the terms and conditions, including, without limitation, the Credit Enhancement of the PFI, under which the Bank will fund or purchase mortgages;

(d) to establish the PFI as an approved servicer of mortgages held by the Bank, whether originated or sold by the PFI or by others;

(e) to provide the terms and conditions of servicing mortgages for the Bank, whether originated or sold by the PFI or by others; and

(f) to supercede in certain respects any prior MPF Program Participating Financial Agreement(s) which the PFI may have executed (“Prior Contract”).

1.2. Consideration. In consideration of the purpose of this Contract and of all the provisions and mutual promises contained in it, the PFI and the Bank agree to all that this Contract contains.

1.3. The Guides. The MPF Provider has issued its guides to PFIs (collectively, the “Guides”), and, from time to time, issues modifications of the Guides, and furnishes them to the PFI which the PFI agrees are incorporated into this Contract by reference as if fully set forth herein. These Guides are:

(a) the MORTGAGE PARTNERSHIP FINANCE Origination Guide; and

(b) the MORTGAGE PARTNERSHIP FINANCE Servicing Guide.

Whenever there is a reference to the Guides in this Contract, it means either or both the Origination Guide and the Servicing Guide, as the context may require and as they exist now and as they may be amended or supplemented in writing. The MPF Provider may amend or supplement the Guides, or either of them, from time to time, at its sole discretion, by furnishing amendments or supplementary matter to the PFI in accordance with Section 13.2 of this Contract, and such amendments or supplements shall be included in the Guides for the purposes hereof. The Origination Guide is applicable to (i) the origination of Bank Funded Mortgages by the PFI or an approved designee, and (ii) the origination of Closed Mortgages sold to the Bank whether originated or purchased by the PFI.

The Servicing Guide is applicable to the servicing of mortgages for the Bank whether originated for or purchased by the Bank from the PFI or from other PFIs.

The term “Guides” also includes anything that, in whole or in part, supersedes or is substituted for the Guides.

1.4 Certain Definitions. All capitalized terms defined in this Section 1.4 when used in this Contract shall have the meanings set forth in this Section 1.4. All other capitalized terms that are defined in this Contract by use of quotation marks to indicate a definition shall have the meanings set forth in the body of this Contract where they are defined. All other capitalized terms used but not defined herein shall have the same respective meanings as set forth in the Guides.

(a) “Acquired Mortgage”. Any mortgage which the PFI purchased and sold to the Bank or for which the PFI acquired the Servicing and is Servicing for the Bank.

(b) “Actual Credit Enhancement”. Until the date a Master Commitment is filled, closed or expires, the cumulative amount of the PFI’s credit enhancement obligation as determined by the MPF Provider’s system with respect to the mortgages then delivered under that Master Commitment. On and after such date, the amount of the PFI’s credit enhancement obligation as determined by such system with respect to all mortgages actually delivered under the Master Commitment in accordance with the applicable MPF Mortgage Product description, which may permit the Actual Credit Enhancement to be reset from time to time by the MPF Provider. In no event shall the Actual Credit Enhancement be less than any minimum amount required for the applicable MPF Mortgage Product or greater than the Maximum Credit Enhancement stated in the Master Commitment. Further, if any mortgages are subsequently purchased or repurchased by the PFI pursuant to Section 5.5, the Actual Credit Enhancement may, at the option of the Bank, be recalculated as if such mortgages had never been delivered under the Master Commitment.

(c) “Advances Agreement”. The advances and security agreement between the PFI and the Bank.

(d) “Agent Fee”. The fee payable to the PFI by the Bank in accordance with the Origination Guide in connection with the origination of a Bank Funded Mortgage. An Agent Fee may be positive or negative.

(e) “Applicable Laws”. All federal, state and local laws, ordinances, rules, regulations and orders applicable to the origination, holding, sale or servicing of Mortgages, whether performed as an agent, principal, independent contractor or vendor.

(f) “Bank Funded Mortgage”. A mortgage originated by the PFI or an approved designee as agent for the Bank, which is funded by the Bank at or prior to Closing and which at no time is owned by the PFI but is rather owned by the Bank at Closing.

(g) “Business Day”. Any day (other than Saturdays and Sundays) that the MPF Provider is open for business.

(h) “Closed Mortgage”. A mortgage that the Bank purchases from the PFI which is owned by the PFI prior to such purchase and owned by the Bank after such purchase and which was previously made or purchased by the PFI.

(i) “Confirmation”. A writing or machine- or electronically-generated transmission issued by the Bank confirming the Bank’s funding or purchase of one or more mortgages and which shall evidence the Bank’s ownership of such mortgage(s), in a form as specified in the Guides.

(j) “Contract”. This document as referenced in the opening clause as this Contract, any addenda attached hereto or amendments hereto, and the documents incorporated by reference, which are the

Guides, the Master Commitments issued under this Contract, Delivery Commitments issued pursuant to such Master Commitments and, if issued, the MPF Program Requirements, and any amendments or supplements of any of the foregoing.

(k) “Credit Enhancement”. The PFI’s obligations under Article IV of this Contract, including without limitation, the Actual Credit Enhancement and Remaining Credit Enhancement for all Mortgages delivered by the PFI to the Bank under this Contract, and, if applicable, Mortgages serviced for the Bank.

(l) “Credit Enhancement Fee”. A fee payable monthly by the Bank to the PFI in consideration of the PFI’s Credit Enhancement obligation to fund the Realized Loss for a Master Commitment, based upon the fee rate applicable to such Master Commitment and subject to the terms of the Master Commitment and applicable MPF Mortgage Product which may include performance and risk participation features as to such Credit Enhancement Fee.

(m) “DDA”. A depository account established by the PFI at the Bank which is used for processing transactions under this Contract.

(n) “Delivery Commitment”. The commitment of the parties, evidenced by a writing or a machine- or electronically-generated transmission issued by the Bank to the PFI accepting the PFI’s oral delivery commitment offer made from time to time under this Contract and in accordance with the provisions of the Guides. Pursuant to the Delivery Commitment, the PFI commits to deliver mortgages to the Bank that satisfy the terms set forth in the Delivery Commitment within the period set forth therein, and the Bank commits to fund or purchase such mortgages in accordance with the provisions of the Guides.

(o) “First Loss Account”. A contingent liability account established by the Bank for each Master Commitment based on and in the amount required under the applicable MPF Mortgage Product description. This account is the liability of the Bank with respect to Realized Losses arising under such Master Commitment.

(p) “Indemnified Party”. Each of the Bank, any Participant, and each of their respective successors and assigns, and each of their respective shareholders, directors, officers, employees and agents.

(q) “Master Commitment”. A document (including any addenda or attachments thereto) executed by the PFI and the Bank in accordance with the Guides, which provides the terms under which the PFI will deliver mortgages to the Bank.

(r) “mortgage / mortgage loan”. A residential mortgage loan which is evidenced by a mortgage note. The term also includes, as the context requires, the mortgage note, the security instrument which secures the loan and the evidence of title to the mortgaged property.

(s) “Mortgage / Mortgage Loan”. A mortgage loan delivered to the Bank or serviced by the PFI for the Bank under the MPF Program.

(t) “Mortgage Records”. All books, records and information (including, without limitation, any item in electronic form) reasonably required to document or properly service any mortgage originated, sold or serviced by the PFI to or for the Bank.

(u) “MPF Program Requirements”. Requirements with respect to the MPF Program which may be established and as amended from time to time by the Bank, which are intended to govern certain aspects of the relationship of the PFI and the Bank in addition to the rights and duties set forth in this Contract and the Guides.

(v) “Origination and Sales Provisions”. The provisions contained in Articles III and IV of this Contract under which mortgages may be originated for or purchased by the Bank.

(w) “Participant”. A Person who acquires an ownership or a participation interest in some or all of the Mortgages delivered or serviced by the PFI to or for the Bank.

(x) “Person”. Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof.

(y) “PFI”. The participating financial institution referenced in the opening clause of this Contract which signs this Contract, and its successors and assigns.

(z) “PFIs”. Two or more financial institutions that are participating in the MPF Program, whether members of the Bank or any other MPF Bank(s).

(aa) “Prior Contract.” If applicable, the Mortgage Partnership Finance Program Participating Financial Institution Agreement as referenced in Section 1.1 (f) of this Contract previously executed by the PFI and the Bank or another MPF Bank.

(bb) “Principal Officers”. Those officers of the PFI (i) that are “Reporting Persons” under Section 16 of the Securities and Exchange Act of 1934 and/or (ii) that have a critical influence on or substantive control over any material aspect of the PFI’s mortgage origination or servicing operation or any function related to such operations.

(cc) “Property” or “Mortgaged Property”. The property that is subject to a Mortgage or, where the Mortgage has been foreclosed or the Servicer has taken title to the property on the Bank’s behalf that was subject to such Mortgage.

(dd) “Realized Loss”. With respect to a Conventional Mortgage, the loss incurred or arising from the default of such Mortgage (after application of any applicable governmental or private primary mortgage insurance or guaranties, but not including any Supplemental MI Policy) as determined in accordance with the Guides and prior to any payments or allocations under Article IV of this Contract. With respect to a Government Mortgage, the loss incurred in connection with any default, whether on the part of the Borrower or the PFI that is not covered by FHA Insurance, VA Guaranty or other governmental insurance nor included in the Unreimbursed Servicing Expenses.

(ee) “Remaining Credit Enhancement”. At any time, the PFI’s obligation with respect to a Master Commitment in an amount equal to the Actual Credit Enhancement less the Realized Loss paid by the PFI pursuant to Section 4.5 of this Contract.

(ff) “Replacement Contract”. Any agreement or combination of agreements made by the Bank to substitute an obligor or obligors with respect to the PFI’s Credit Enhancement, including without limitation, a substitute credit enhancement structure, acceptable (in the Bank’s sole discretion) to the Bank, which obligors may include, but are not limited to, one or more other PFIs, mortgage guaranty insurers, surety companies or any other type of entity or structure that will result in the Bank having the equivalent quality and amount of credit enhancement coverage as provided by the PFI under Article IV with respect to each Master Commitment.

(gg) “Servicer”. The PFI, in its capacity as a servicer of Mortgages under this Contract.

(hh) “Spread Account”. A name for the First Loss Account initially used in the MPF Program.

(ii) “Supplemental MI Policy”. With respect to a Master Commitment, any and all supplemental or pool mortgage guaranty insurance policies in addition to private primary mortgage insurance.

(jj) “Unreimbursed Servicing Expenses”. Those expenses incurred by the Servicer or its designee in connection with any defaulted Mortgage that are not reimbursed by the FHA Insurance, by the VA Guaranty or by any other government agency under the terms of any other governmental insurance or guaranty (including, without limitation, all advances made by the Servicer to the Bank to pay all principal thereon and interest through the month of repayment or repurchase of the Mortgage or in which the disposition of the Mortgaged Property occurs, or as may be required to obtain the benefit of FHA Insurance, VA Guaranty or other governmental insurance or guaranty). Unreimbursed Servicing Expenses are customarily incurred by servicers of government mortgages securitized through Ginnie Mae. Losses with respect to Mortgages repurchased by the PFI from the Bank are the responsibility of the PFI.

II.	ELIGIBILITY REQUIREMENTS TO ORIGINATE OR SELL MORTGAGES

For the PFI to originate mortgages for, or sell mortgages to, the Bank, the PFI must satisfy the eligibility requirements specified in this article.

2.1. General Requirements. These are the general requirements the PFI must meet to be eligible to originate mortgages for, or sell mortgages to, the Bank:

(a) Meet the Bank’s Standards. The PFI must have and maintain as one of its principal business purposes the origination or purchase of mortgages of the type that the PFI will sell to the Bank under this Contract. In addition, the PFI, must, at all times, have the capacity to originate or purchase mortgages that meet the MPF Program standards and the standards generally imposed by other GSEs and private institutional mortgage investors. The PFI must, at all times, satisfy the applicable requirements for PFIs to originate or sell mortgages set forth in the Guides and, if issued, comply with the MPF Program Requirements.

(b) Have Qualified Staff and Adequate Facilities and Systems. The PFI must, at all times, employ personnel or agents who are well trained and qualified to perform the functions required under Articles III and IV of this Contract, and maintain facilities and systems that are able to perform its functions under Articles III and IV of this Contract.

(c) Maintain Fidelity Bond and Errors and Omissions Coverage. The PFI must maintain, at its own expense, a fidelity bond and errors and omissions insurance, as required by the Guides.

(d) Report Basic Changes. The PFI must notify the Bank promptly in writing of any material changes that occur in its or its agents’ principal purpose, activities, manner of originating or acquiring mortgages, ownership, financial condition, staffing, facilities, fidelity bond or errors and omissions insurance, which changes adversely affect the PFI’s ability to perform its obligations under this Contract.

2.2 Ownership and Status of PFI. In approving a PFI in connection with the obligations of Articles III and IV, the Bank relies on the information the PFI has provided about the eligibility, qualifications and financial status of the PFI and its owners. The PFI covenants and agrees to comply with the provisions of the Guides and, if issued, the MPF Program Requirements regarding these matters, including, without limitation, the delivery of notices regarding these matters as required by the Origination Guide. Changes in any such matters may affect the PFI’s eligibility to originate mortgages for the Bank or sell mortgages to the Bank.

2.3. Financial Information. In order to become and remain a PFI approved to originate or sell mortgages under this Contract, the PFI agrees to provide the financial information required by the Guides and, if issued, MPF Program Requirements from time to time and the PFI shall, at all times, satisfy the standards set forth in the Guides and the MPF Program Requirements. The PFI agrees that the Bank may make such information available to the MPF Provider and to Participants or potential Participants.

2.4. Access to PFI’s Records. As set forth in the Guides, the PFI agrees to permit, and cause its agents to permit, the Bank’s employees and designated representatives to examine or audit books, records and information pertaining to the Mortgages.

III.	ORIGINATION AND SALE OF MORTGAGES

This article contains the basic rules governing the origination of mortgages for the Bank and the sale of mortgages to the Bank. The PFI hereby agrees as follows:

3.1. Governing Contractual Provisions. The origination and sale of each Mortgage will be governed by:

(a) this Contract;

(b) the Guides in effect on the day a written or electronic commitment is issued to the Borrower for the loan evidenced and secured by the Mortgage, except if no commitment is issued to the Borrower, then the Guides in effect on the day the Mortgage is closed;

(c) the applicable Master Commitment;

(d) the applicable Delivery Commitment;

(e) the Confirmation issued by the Bank at the time it funds or purchases the Mortgage; and

(f) if issued by the Bank, the MPF Program Requirements in effect on the day the applicable Master Commitment is issued or as otherwise specified in the MPF Program Requirements.

3.2. Eligible Mortgages. The PFI will only originate for or sell to the Bank mortgages which satisfy the requirements set forth herein and in the Guides on the day a written or electronic commitment is issued to the Borrower for the loan evidenced and secured by the mortgage, except with respect to any mortgage for which no commitment is issued to the Borrower, in which case the Guides in effect on the day the mortgage is closed shall govern. The PFI may originate Bank Funded Mortgages through a designee approved by the Bank but the PFI remains liable for all acts and omissions of its designee.

3.3 Master Commitment.

(a) General. Mortgages will be originated for, or sold to, the Bank under Master Commitments. The PFI commits to use its best efforts to originate on behalf of the Bank, or sell to the Bank, mortgages satisfying the terms of the Master Commitment within the estimated period for the delivery of such mortgages set forth in the applicable Master Commitment, as such estimated period may be modified in accordance with the Guides.

(b) Execution of Master Commitments. From time to time, the Bank and the PFI may jointly elect in writing to enter into one or more Master Commitments. There can be more than one Master Commitment outstanding at any time. Each Master Commitment will specify whether the mortgages thereunder will be either (i) Bank Funded Mortgages, or (ii) Closed Mortgages.

(c) Types of Mortgages. Though various types of mortgages may be sold under the MPF Program, only the types of mortgage permitted for a given MPF Mortgage Product, as described in the Guides, may be included in a Master Commitment for that MPF Mortgage Product.

(d) First Loss Account Information. Each Master Commitment shall have its own First Loss Account (formerly known as a Spread Account) as described in Section 4.1, the amount of which shall be determined in accordance with the Guides, including without limit, the product description for the MPF Mortgage Product applicable to such Master Commitment, and the terms of the Master Commitment.

(e) Allocation of Delivery Commitments to a Master Commitment. The PFI shall identify the Master Commitment for which it makes a Delivery Commitment offer, and such offer must be consistent with the then unused amount of such Master Commitment. The Bank, in its sole discretion, may accept any Delivery Commitment offer which acceptance may be oral but in all cases shall be evidenced by a written or electronic confirmation of such Delivery Commitment thereby allocating it to the identified Master Commitment. Unless the Bank approves and the MPF Provider processes a waiver of this limitation, once a Delivery Commitment is allocated to a Master Commitment such Delivery Commitment shall not be reallocated to another Master Commitment.

(f) Allocation of Mortgages to a Delivery Commitment. Each Mortgage must be consistent with the then unallocated amount under an outstanding Delivery Commitment, which shall be identified by the PFI with respect to such Mortgage, as a condition to the Bank funding or purchasing the Mortgage. Upon funding or purchase, such Mortgage shall be allocated to the specified Delivery Commitment, and the Bank shall issue a Confirmation with respect thereto. Upon such allocation, such Mortgage shall not be reallocated to another Delivery Commitment.

(g) Mandatory Delivery Commitments; Pairoff Fees. The PFI’s failure to meet its commitment to deliver mortgages in an amount equal to, and prior to the expiration of, a Delivery Commitment may result in the assessment of a Pairoff Fee. The MPF Provider shall calculate the amount of any Pairoff Fee in accordance with the Origination Guide, which amount shall be payable by the PFI to the Bank as provided in the Origination Guide. In no event shall the Bank be obligated to pay a Pairoff Fee to the PFI.

3.4. Purchase Price.

(a) For each Bank Funded Mortgage delivered under this Contract, the PFI shall be entitled to the following origination fees:

(i) An Agent Fee payable by the Bank in an amount determined as provided in the Origination Guide; and

(ii) Fees and “points,” if any, payable by the applicable Borrower, as permitted by the Origination Guide.

The Bank will determine the Agent Fee for any particular Mortgage based upon the applicable Delivery Commitment and rate and fee schedule published by the MPF Provider, all as more fully described in the Origination Guide. The rate and fee schedule for different types of Mortgages may be different, and the rate and fee schedule for a particular type of Mortgage may change daily or more often. For any Mortgage where the applicable Agent Fee is negative, such negative Agent Fee shall be payable by the PFI to the Bank as provided in the Origination Guide. Fees and “points” payable by the Borrower may include points paid to obtain a lower interest rate for the Mortgage (commonly known as “buy-downs”).

(b) For each Closed Mortgage delivered under this Contract, the PFI shall be paid the purchase price determined as provided in the Origination Guide or separate agreement with the Bank. The MPF Provider will publish the purchase price for any particular Mortgage, which may be at par, at a premium or a discount, based upon the applicable Delivery Commitment and rate and fee schedule, all as more fully described in the Origination Guide. The price schedule for different types of Mortgages may be different, and the price schedule for a particular type of Mortgage may change daily or more often.

(c) Nothing in this Section 3.4 or any other provision of this Contract shall obligate the Bank to publish prices or shall prohibit the Bank from withdrawing any published prices prior to accepting any

Delivery Commitment offer. Funding for each Bank Funded Mortgage and payment of applicable Agent Fees and payment of the purchase price for each Closed Mortgage under this Contract shall be made by the Bank crediting the PFI’s DDA as provided in the Guides.

(d) In the event that the Bank is not opened for business on a Business Day and the PFI has outstanding Delivery Commitments under which it desires to deliver mortgages to the Bank on that Business Day but the PFI is unable to access its DDA, the PFI may nonetheless process the settlement of such Delivery Commitments with the MPF Provider as if the amount of the mortgage being originated for the Bank or the purchase price for the mortgages being sold to the Bank had been deposited to the PFI’s DDA. The Bank agrees that the first day on which it opens for business after such settlement date, the Bank will credit the amount of such purchase price to the PFI’s DDA plus interest on the purchase price at the Fed Funds Rate from the settlement date through such deposit date. For purposes of the Contract, the term “Fed Funds Rate” shall mean, for any day, a rate equal to the weighted average rate the Bank earns on its overnight investments in the federal funds market, determined as of the close of business for that day. Except for the payment of interest on the purchase price as provided in this Section 3.4, the Bank shall have no liability to the PFI with respect to the delivered mortgage loans due to the PFI’s inability to access its DDA on any Business Day that the Bank is not opened for business.

3.5. The Bank Has No Obligation to Commit. The fact that the Bank has executed or delivered this Contract or any Master Commitment does not mean that the Bank must accept any offer for a Delivery Commitment or make a commitment to fund or purchase any mortgage through or from the PFI.

3.6. PFI’s Role as Mortgage Originator, Seller and Servicer.

(a) This Section 3.6 (a) shall be applicable to all Bank Funded Mortgages. The PFI shall be the agent for the Bank and shall owe the Bank fiduciary duties in the origination and servicing of the Mortgages, with respect to (i) the handling of money, (ii) the handling of Mortgage Documents, and (iii) compliance with Applicable Laws in the origination and servicing of the Mortgages. The PFI shall originate all such Mortgages under this Contract either (x) in the name of the Bank (or a Person designated by the Bank from time to time), (y) in the name of the PFI, expressly as origination agent for the Bank or (z) in the name of the PFI, as an undisclosed agent for the Bank, as the Bank may direct. The PFI may originate Bank Funded Mortgages through a designee accepted and approved in writing by the Bank but the PFI shall remain liable for all acts and omissions of such designee and will be deemed to have made all the representations and warranties applicable to the origination of such Bank Funded Mortgages as if it had acted directly as the agent of the Bank with respect to such origination. Except for any Mortgage the PFI purchases under Section 5.5, the PFI acknowledges and agrees that at no time will it or any other Person (other than the Bank, the Participants and their respective successors and assigns) have any interest in the Bank Funded Mortgages originated under this Contract.

(b) This Section 3.6 (b) shall be applicable to all Closed Mortgages. The PFI shall owe the Bank fiduciary duties in the origination, selling and servicing of the Mortgages, with respect to (i) the handling of money, (ii) the handling of Mortgage Documents, and (iii) compliance with Applicable Laws in the origination, sale and servicing of the Mortgages. The PFI shall originate or acquire all such Mortgages under this Contract in its own name and transfer such Mortgages to the Bank in accordance with the Origination Guide. Except for any Mortgages the PFI repurchases under Section 5.5, the PFI acknowledges and agrees that at no time will it or any other Person (other than the Bank, the Participants and their respective successors and assigns) have any interest in Closed Mortgages purchased under this Contract after the sale of such Mortgages to the Bank.

(c) The Bank’s interest in all Mortgages delivered under this Contract shall be evidenced by a Confirmation that shall conclusively establish the Bank’s ownership of the Mortgages. Section 5.5 of this Contract specifies certain circumstances in which the PFI may be obligated to purchase or repurchase a Mortgage from the Bank. Except for any Mortgages the PFI purchases or repurchases under Section 5.5, the PFI will take all action necessary to protect the rights of the Bank, the Participants and their respective successors and assigns in the Mortgages delivered under this Contract against any other Person claiming any interest arising by, through or under the PFI and/or any prior holder of the Mortgages.

3.7 Intent of the Parties. It is the intent of the Bank and the PFI that the acquisition by the Bank of all the Closed Mortgages that are sold under the terms of this Contract shall be deemed for all purposes to be a sale and not a borrowing by the PFI secured by such Closed Mortgages. Each of the parties agrees for the benefit of the other party that it shall treat the conveyance of the Mortgages hereunder as a sale by the PFI and a purchase by the Bank, respectively.

IV.	CREDIT ENHANCEMENT; REALIZED LOSSES

4.1. First Loss Account (Spread Account) for Conventional Mortgages.

(a) Establishment. In accordance with the MPF Mortgage Product terms and the Master Commitment, the Bank shall assume liability for a certain amount of Realized Loss (the “First Loss Account”, formerly known as the “Spread Account”) arising under each Conventional Mortgage Master Commitment. The First Loss Account functions as a deductible for the Credit Enhancement provided by the PFI or credit enhancement obligations undertaken by other Persons. The First Loss Account is the responsibility of the Bank.

(b) Allocations. The Bank shall determine the amount of the First Loss Account for each Master Commitment, which amount may be calculated on a monthly basis, or at the time the Mortgages are delivered under such Master Commitment, or as otherwise agreed between the parties, in accordance with the terms of the Guides and such Master Commitment.

(c) Losses. Without limiting the provisions of Section 4.6, all Realized Loss on Conventional Mortgages (and related REO properties) up to the amount of the First Loss Account for a Master Commitment will be the responsibility of the Bank in accordance with the provisions of Section 4.3 below.

4.2. Credit Enhancement Obligations.

(a) The PFI hereby agrees to pay to the Bank an amount equal to the Realized Loss for the Mortgages delivered under each Conventional Mortgage Master Commitment which exceeds the available First Loss Account but in no event shall such amount exceed, in the aggregate, the lesser of (i) the Actual Credit Enhancement for such Master Commitment or (ii) any other limitations in the applicable MPF Mortgage Product terms and/or as may be specified in the Master Commitment.

(b) For certain conventional MPF Mortgage Products, the amount of the Maximum Credit Enhancement will be set at execution of the Master Commitment and for other conventional MPF Mortgage Products it will be an amount equal to a specified percentage of the Mortgages delivered under the Master Commitment. The Maximum Credit Enhancement is the PFI’s maximum liability for Realized Loss with respect to the pool of Mortgages to be delivered under any Master Commitment for which a Maximum Credit Enhancement is stated. The Bank and the PFI may from time to time modify the Maximum Credit Enhancement in accordance with the Guides. As individual Mortgages are assigned to Delivery Commitments, the Bank in accordance with the Guides will calculate the Actual Credit Enhancement required for such Master Commitment including such Delivery Commitments. In no case shall the Actual Credit Enhancement exceed the then outstanding Maximum Credit Enhancement for any pool. When the Master Commitment is closed to further Delivery Commitments and all Delivery Commitments allocated to such Master Commitment have either expired or been funded, the Actual Credit Enhancement calculated by the Bank in accordance with the Guides shall become the Remaining Credit Enhancement, which Remaining Credit Enhancement shall be reduced over time as payments are made by the PFI to the Bank with respect to Realized Loss, and as may be adjusted from time to time by the Bank in accordance with the terms of the Master Commitment.

(c) The PFI agrees that the Bank may obtain a Replacement Contract should the Bank reasonably and in good faith determine that (i) the value of the PFI’s Credit Enhancement has become impaired, (ii) an event pertaining to the PFI has occurred which results in the Mortgages delivered under the Master Commitment not having an equivalent credit enhancement to “AA” as determined by the MPF Program rating system, or (iii) that a material adverse change has occurred in the financial condition of the PFI or in any collateral pledged by the PFI, excluding the Mortgages, to secure its obligations under this Contract or the Advances Agreement. In the event the Bank exercises its rights to obtain a Replacement Contract under this Section 4.2 (c) then as of that date, the Bank shall have all the rights provided in Section 10.2 (b) of this Contract. The Bank’s exercise of its right to obtain a Replacement Contract shall not affect, limit or be deemed to satisfy any prior or outstanding claim against a PFI for a Realized Loss.

4.3. Allocation of Realized Loss and Unreimbursed Servicing Expenses.

(a) Conventional Mortgages – Realized Loss. This Section 4.3 (a) shall be applicable to all Conventional Mortgages except as may be otherwise specified in the Master Commitment. Upon the Bank’s receipt of notification from the Servicer of the amount of a Realized Loss as provided in Section 4.4 below, such Realized Loss (after application of any applicable governmental or private primary mortgage insurance or guaranties) will be allocated to, and paid or incurred by, the following Persons in the following order of priority:

(i) First, by the Bank up to the amount of the First Loss Account except to the extent that all or any part of such Realized Loss is covered under any Supplemental MI Policy;

(ii) Second, any Realized Loss that is covered under any Supplemental MI Policy (i.e., a Realized Loss in excess of the deductible for such Supplemental MI Policy), by the issuer of the Supplemental MI Policy as insurance proceeds, until the benefits available under the Supplemental MI Policy have been paid in full;

(iii) Third, any Realized Loss, which when aggregated with all prior Realized Loss, is in excess of the First Loss Account and is not covered by any Supplemental MI Policy, up to the amount of the PFI’s Remaining Credit Enhancement for the Master Commitment, by the PFI and remitted as provided in Section 4.5 below; and

(iv) Finally, any Realized Loss remaining after the application set forth in clauses (i) through (iii) of this Section 4.3 (a) shall be allocated directly to the Bank.

If the First Loss Account for a Master Commitment increases over time, it is possible that such First Loss Account could be fully applied to Realized Loss at a given point in time but that subsequent credits to the First Loss Account would be available to cover future Realized Loss. No subsequent credits to the First Loss Account will be used to reimburse the PFI for Realized Loss previously incurred and paid by the PFI under clause (iii).

(b) Government Mortgages – Realized Loss. This Section 4.3 (b) shall be applicable to all Government Mortgages. The PFI as the Servicer shall be responsible for any and all Unreimbursed Servicing Expenses for any Government Mortgage (after application of all applicable FHA Insurance, VA Guaranty or other government insurance or guaranty) in accordance with Section 7.1(d) below, and therefore no losses with respect to a Government Mortgage are payable by the Bank except as may expressly be agreed to in writing by the Bank. However, should the Bank incur any Realized Loss arising from the PFI’s default as Servicer of the Mortgages, such Realized Loss will be subject to the provisions of Section 7.4. The Bank may create a First Loss Account in an amount established for the applicable MPF loan product applicable to any Realized Loss the Bank might incur, but such First Loss Account shall not be available to pay or reimburse the PFI as the Servicer for Unreimbursed Servicing Expenses.

4.4. Procedure for Making Claims against the First Loss Account. In the event that the Servicer or any other applicable mortgage loan servicer determines that there is a Realized Loss with respect to a Conventional Mortgage or REO, the Servicer or such other mortgage loan servicer will promptly deliver a written notice as specified in the Servicing Guide and the Bank shall charge the applicable First Loss Account with the amount as provided for in the Servicing Guide except to the extent that the Bank disputes the existence or determination of any Realized Loss or the amount thereof or the process related thereto, in which event the Bank’s determination of Realized Loss shall control. The Servicer or any other applicable mortgage loan servicer shall be reimbursed for such portion of the Realized Loss chargeable to the First Loss Account to the extent that such Servicer or other mortgage loan servicer has previously advanced such funds to the Bank.

4.5. Procedure for Making Claims against the PFI. If a notice of Realized Loss delivered pursuant to Section 4.4 includes an amount to be paid by the PFI pursuant to Section 4.3 (a) (iii) above and the PFI has not already advanced all of such amount to the Bank, the Bank shall immediately debit from the PFI’s DDA that part of such amount not previously advanced. Further, in the event that the PFI fails to pay any amounts it is required to pay under this Contract at such time as it is required to do so, then at such time or thereafter, the Bank may debit such amounts from the PFI’s DDA, and if such amounts are payable to a third party, to make the payment on behalf of the PFI, and if such amounts are payable to the Bank, to retain such amounts. In the event that any such debit from the PFI’s DDA shall cause the balance in such account to become negative, such deficit shall be subject to the overdraft provisions of the depository agreement between the PFI and the Bank, which may include, without limitation, treating such overdraft as an advance under the Advances Agreement. In the event of the breach by the PFI of its obligation to make any payment due under this Contract, the Bank shall have all rights available at law or in equity, including specifically, but not limited to, (x) the right to terminate, in whole or in part, the rights of the PFI under this Contract, (y) the right of set-off against any funds of the PFI held by, or at, the Bank and (z) the right to realize upon any collateral pledged to the Bank to secure the PFI’s obligations to the Bank.

4.6. Credit Enhancement Fees. For each Master Commitment, in consideration of the obligation of the PFI to fund a Realized Loss pursuant to Section 4.3(a) (iii), the Bank shall pay to the PFI monthly a Credit Enhancement Fee determined in accordance with the Guides, based upon the Credit Enhancement Fee rate applicable to such Master Commitment, subject, however, to the terms of the MPF Mortgage Product and Master Commitment which may include, but are not limited to, performance or risk participation features or a delay in payment of such Credit Enhancement Fees.

4.7. Credit and Collateral for the PFI’s Obligations. The PFI shall pledge collateral pursuant to the terms and conditions of the Advances Agreement to secure its Credit Enhancement. As security for its Credit Enhancement together with all other obligations of the PFI arising under this Contract, the PFI, pursuant to the Advances Agreement, assigns, transfers, and pledges to the Bank, and grants to the Bank, a security interest in collateral identified, by category, by specific item or otherwise, by the PFI. The Credit Enhancement and all other obligations of the PFI under this Contract shall be an obligation arising under and secured pursuant to the Advances Agreement, and deemed to be Indebtedness or Liabilities (if either term is used in the Advances Agreement) of the PFI and an extension of credit by the Bank pursuant to the Advances Agreement. The PFI shall at all times maintain an adequate amount of pledged collateral for its Credit Enhancement, which amount shall be determined by the Bank, taking into account other credit obligations of the PFI secured pursuant to the terms and conditions of the Advances Agreement. It is understood and agreed, notwithstanding any other provision of this Contract or any pledge of collateral for a particular purpose, that all collateral, and proceeds thereof, in which the Bank has a security interest secures any and all indebtedness or liability of the PFI to the Bank arising under any agreement with the Bank as more fully provided in the Advances Agreement and in Section 4.8 of this Contract. Notwithstanding the foregoing provision of this Section 4.7, the collateral and security interest granted hereunder shall not be deemed in any manner to evidence that the delivery of the Mortgages hereunder is a secured borrowing as opposed to a true sale. The PFI agrees that until all Mortgages serviced or credit enhanced under this Contract are repaid or otherwise disposed of, the PFI will continue to provide the Bank with financial information as required by the Guides, the MPF Program Requirements and the Bank from time to time, and to notify the Bank promptly in writing of any material changes that occur in the PFI’s financial condition. The PFI further agrees that the Bank may provide such financial information to the MPF Provider and other Participants or potential Participants in the Mortgages. Further, the PFI represents and warrants to the Bank that the PFI has the full power and authority to provide the Credit Enhancement required under this Article IV, and has duly authorized such Credit Enhancement as more particularly described in Section 5.2 (b).

4.8. Right of Setoff and Grant of Security Interest. To secure any and all indebtedness or liability of the PFI to the Bank under this Contract and under any other agreement with the Bank, however and whenever incurred or evidenced, whether direct or indirect, absolute or contingent, due or to become due, the PFI hereby assigns, transfers, and pledges to the Bank and grants to the Bank a first priority security interest in (i) all balances, credits, deposits, moneys, and drafts now or hereafter in the deposit account(s) or any other account that the PFI may maintain with the Bank, (ii) all collateral provided by the PFI from time to time as described in Section 4.7 above, and (iii) any rights accruing to the PFI under the terms of this Contract including, without limitation, servicing rights with respect to the Mortgages delivered and/or serviced under this Contract; and the Bank is authorized to charge such indebtedness or liability against the deposit account(s), or any other account or such other collateral, whether or not the same is then due. The Bank shall notify the PFI of any actions taken pursuant to this Section 4.8, but such notification shall not be a condition precedent to the right of the Bank to take any such action. The Bank shall have all other rights available at law or in equity with respect to the right of setoff and the security interest provided in this Section 4.8. The PFI hereby authorizes the Bank to create and file such Uniform Commercial Code financing statements and take such other action from time to time as the Bank deems necessary and appropriate to perfect and maintain the perfection of the Bank’s security interest and rights under this Section 4.8. Further, the PFI agrees, at its cost, to (i) execute and deliver to the Bank such specific pledge or security agreement as is provided in the Guides, the MPF Program Requirements or required by the Bank, and (ii) execute, deliver and file such Uniform Commercial Code financing statements and take such other action from time to time as the Bank may reasonably request to perfect and maintain the perfection of the Bank’s security interest and rights under this Section 4.8. Notwithstanding the provisions of Section 19.3, the perfection and priority of any security interest granted by the PFI to secure the PFI’s obligations under this Contract shall be governed by the laws of the relevant jurisdiction determined in accordance with the applicable provisions of the Uniform Commercial Code in effect in the state where the Bank is located.

V.	ORIGINATION OF MORTGAGES - PFI’S WARRANTIES

5.1. General. The PFI makes certain warranties to the Bank set forth in Sections 5.2 and 5.3. These warranties:

(a) apply to each Bank Funded Mortgage, each Closed Mortgage and each Acquired Mortgage;

(b) are made as of the date hereof, except for warranties under Section 5.3 with respect to Mortgages originated after the date hereof, which are made with respect to each Mortgage, (i) as of the Closing date of each Bank Funded Mortgage, (ii) as of the date of sale to the Bank of each Closed Mortgage and, (iii) for all other Acquired Mortgages, as of the day the PFI acquires the servicing for such Acquired Mortgage;

(c) made under Section 5.2 and the warranties made under Section 5.3 (a), (b), (c), (e), (h), (n) and (t) are made each day thereafter until this Contract expires (which shall be the date on which all of the Mortgages delivered or serviced under this Contract are repaid in cash, liquidated, purchased or repurchased by the PFI, or the Mortgaged Properties are disposed of and all proceeds are reduced to cash), provided, however, that representations under Section 5.3 (a) shall not be deemed to be a representation that the Mortgage is not in default after the date of sale;

(d) are for the benefit of the Bank and any Participants, and its and their respective successors and assigns;

(e) include the warranties set forth in the Guides; and

(f) survive the termination of this Contract, unless the Bank agrees in writing to an earlier termination.

Warranties may be waived, but only by the Bank in a writing duly executed and delivered by the Bank.

5.2. General PFI Warranties. The PFI makes each of the representations and warranties set forth below regarding the PFI:

(a) It is duly organized, validly existing and in good standing under the laws governing its creation and existence, and has full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Contract;

(b) The execution, delivery and performance by it of this Contract have been duly authorized by all necessary action on its part, including approval of its board of directors and such approval is duly and properly recorded in the minutes, books and records of the PFI and a copy of this Contract is maintained in the official records of the PFI. Neither the execution and delivery of this Contract by it, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof, will conflict with or result in a material breach of, or constitute a material default under (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on it or its properties; (ii) its organizational documents or by-laws; or (iii) the terms of any material indenture or other agreement or instrument to which it is a party or by which it is bound. Neither it nor any of its Affiliates is a party to, bound by, or in breach of or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or to its knowledge may in the future materially and adversely affect its ability to perform its obligations under this Contract or its business, operations, financial condition, properties or assets;

(c) The execution, delivery and performance by it of this Contract and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

(d) This Contract has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(e) There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Contract or (ii) with respect to any other matter which in its judgment will be determined adversely to it and will, if determined adversely to it, materially and adversely affect it or its business, assets, operations or condition (financial or otherwise) or materially and adversely affect its ability to perform its obligations under this Contract;

(f) The PFI has all licenses, permits, authorizations, approvals and consents of all governmental authorities required in order for it to originate, purchase, hold and sell the Mortgages, and in all cases, to service the Mortgages;

(g) The PFI satisfies all requirements set forth in the Guides and, if applicable, the MPF Program Requirements to be an eligible Mortgage originator, an eligible Mortgage seller and an eligible Mortgage servicer;

(h) The PFI is in compliance with all Applicable Laws;

(i) The PFI is solvent and no event has occurred or is contemplated to occur (based on facts presently known to the PFI) which event would have a material adverse impact on the financial condition of the PFI or the ability of the PFI to perform its obligations hereunder and under the Guides; and

(j) The PFI understands the nature and structure of the transactions contemplated under this Contract; it is familiar with all of the documents and instruments relating to such transactions; it understands the risks inherent in such transactions, including, without limitation, the risk of loss related to the PFI’s Credit Enhancement, if any, with respect to Mortgages delivered to the Bank under this Contract; and it has not relied on the Bank for any guidance or expertise in analyzing the financial, accounting, tax or other consequences of the transactions contemplated by this Contract or otherwise relied on the Bank in any manner.

5.3. Specific Mortgage Representations, Warranties and Covenants. The PFI makes each of the following specific representations and warranties with respect to each Mortgage and each Property, and, where applicable, covenants as follows:

(a) Mortgage Meets Requirements. The Mortgage conforms to all of the applicable requirements in the Guides, this Contract and Applicable Laws.

(b) PFI Authorized to Do Business. The PFI and any other party involved in the origination of the Mortgage, at all applicable times:

(1) were authorized to transact business in all applicable jurisdictions, including, without limitation, the jurisdiction where the Property is located, unless at all such times, such authorization to transact business was not required, based upon the activities of the PFI or other relevant party, as the case may be;

(2) possessed all licenses, permits and approvals required by all Applicable Laws, including, without limitation, all Applicable Laws of the jurisdiction where the Property is located; and

(3) complied with all Applicable Laws.

(c) PFI has Full Right to Originate, Sell or Service. The PFI has, and in the case of any Acquired Mortgage, every prior holder of any interest in such Mortgage or prior servicer has, full power and authority to originate, purchase, sell and service the Mortgage, and each has duly authorized the origination or purchase and sale and servicing of the Mortgage. The PFI has not, and in the case of any Acquired Mortgage, no prior holder of any interest in such Mortgage or prior servicer has, granted to any Person other than the Bank any interest in the Mortgage or the right to fund or hold the Mortgage, or any interest therein except as authorized in this Contract. In addition, neither the PFI’s nor any prior holder’s nor any prior servicer’s right, power and authority to originate or purchase and sell, and service the Mortgage is subject to any other Person’s interest, consent or approval or to any agreement with any other Person.

(d) Lien on Property. The Mortgage is a valid and subsisting perfected first lien and security interest on the Property described in it, and the Property is free and clear of all encumbrances and liens having priority over it except for (i) liens for real estate taxes, and liens for special assessments, that are not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Property.

(e) Documents are Valid and Enforceable. All documents and instruments constituting a part of the Mortgage have been properly signed and delivered, are legal, valid and binding obligations of the

Persons purporting to be parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy laws, Soldiers’ and Sailors’ Relief Acts, laws relating to administering decedents’ estates and general principles of equity.

(f) Property Not Subject to Liens. The Property is free and clear of all mechanics’ liens, materialmen’s liens or similar liens and there are no rights outstanding that could result in any of such liens being imposed on the Property. The PFI does not make the warranty in this subsection (f) if the PFI furnishes the Bank with a title insurance policy in an amount and in a form acceptable to the Bank and issued by a title insurance company acceptable to the Bank that gives the Bank substantially the same protection as this warranty.

(g) Title Insurance. There is a mortgagee title insurance policy or other title evidence acceptable to the Bank, on the Property. The title insurance policy is in a current ALTA form (or other generally acceptable form) issued by a title insurance company satisfying the standards set forth in the Guides, is in an amount equal to the maximum principal amount of the Mortgage and includes all title endorsements required by the Guides. The title insurance insures (or the other title evidence protects) the Bank or the PFI (pursuant to Section 3.6), as holding a first perfected lien against the Property.

(h) Modification or Subordination of Mortgage. Except and only to the extent as expressly consented to by the Bank in a writing signed and delivered by the Bank, the PFI has not done, and in the case of any Acquired Mortgage, no prior servicer or holder of any interest in such Mortgage has done, any of the following, except as may be necessary to reform the Mortgage documents for the purpose of correcting or conforming such Mortgage documents to accurately reflect the Mortgage transaction:

(1) materially modified or waived any provision of the Mortgage;

(2) satisfied or canceled the Mortgage in whole or in part;

(3) subordinated the Mortgage in whole or in part;

(4) released the Property in whole or in part from the Mortgage lien; or

(5) signed any release, cancellation, modification or satisfaction of the Mortgage.

(i) Mortgage in Good Standing. There is no default (or event or occurrence which, with notice or lapse of time or both, if uncured, would constitute a default) under the Mortgage, and all of the following that have become due and payable have been paid:

(1) taxes;

(2) governmental and other assessments;

(3) insurance premiums;

(4) water, sewer and municipal charges;

(5) leasehold payments; and

(6) ground rents.

(j) Advances. The PFI has not, and in the case of any Acquired Mortgage, no prior servicer or holder of any interest in such Mortgage has, made or knowingly received from others, any direct or indirect advance of funds in connection with the loan transaction on behalf of the Borrower except as provided in the Guides. This warranty does not cover payment of interest out of proceeds of the Mortgage for the period commencing on the earliest of:

(1) the date of the Mortgage Note; or

(2) the date on which the Mortgage proceeds were disbursed; or

(3) the date one month before the first installment of principal and interest on the Mortgage is due,

and ending on the last day of the month in which such date occurs, by the PFI, and in the case of any Acquired Mortgage, by the initial servicer or holder of such Mortgage.

(k) Property Conforms to Zoning Laws. The PFI has no, and in the case of any Mortgage which the PFI purchased or acquired the servicing for, no prior servicer or holder of any interest in such Mortgage has any, knowledge that any improvement to the Property is in violation of any applicable zoning law or regulation.

(l) Property Intact. The Property is not damaged by fire, wind or other cause of loss. There are no proceedings pending or, to the best of the PFI’s knowledge, and in the case of any Mortgage which the PFI purchased or acquired the servicing for, to the best of each prior servicer’s and holder’s knowledge, threatened, for the partial or total condemnation of the Property.

(m) Improvements. Any improvements that are included in the appraised value of the Property are totally within the Property’s boundaries and building restriction lines. No improvements on adjoining Property encroach on the Property unless the Guides permit such an encroachment.

(n) Mortgage Not Usurious. The Mortgage is not usurious and either meets or is exempt from all applicable usury laws or regulations.

(o) Compliance With Applicable Laws. The PFI and, in the case of any Acquired Mortgage, every prior holder and servicer of the Mortgage has complied with all Applicable Laws in connection with the Mortgage.

(p) Property is Insured.

(1) A property insurance policy on the Property is in effect that is provided by the Borrower or, if the Borrower fails to do so, by the PFI. It is written by an insurance company satisfying the standards set forth in the Guides, in the form required by the Guides, and provides fire and extended coverage for an amount at least equal to the amount required by the Guides.

(2) A flood insurance policy is in effect on the Property if required by the Guides, in conformance with the requirements of the Guides.

(3) Any policy included in this warranty contains a standard mortgage clause that names the PFI or, with the Bank’s approval, the Bank as mortgagee.

(q) Mortgage is Acceptable Investment. The PFI knows of nothing, and in the case of any Acquired Mortgage, no prior servicer or holder of such Mortgage, at the time it transferred its interest in the Mortgage, knew of anything involving the Mortgage, the Property, the Borrower or the Borrower’s credit standing that can reasonably be expected to:

(1) cause GSEs or private institutional investors to regard the Mortgage as an unacceptable investment;

(2) cause the Mortgage to become delinquent; or

(3) adversely affect the Mortgage’s value or marketability, including, without limitation, any environmental conditions.

(r) Mortgage Insurance or Guaranty in Force. If the Mortgage is required to be insured by a mortgage insurance company, the PFI represents that the Mortgage is so insured and that the insurance is in full force. If a Mortgage is intended to be insured by the FHA under the National Housing Act as amended (“FHA Insurance”), guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 as amended (“VA Guaranty”), or insured or guaranteed by any other federal agency, the PFI represents that (1) each Mortgage to be insured by the FHA is eligible for FHA Insurance, and the FHA Insurance premiums that are due and payable for each such Mortgage have been paid, (2) each Mortgage to be guaranteed by the VA is eligible for a VA Guaranty, and any VA Guaranty fees that are due and payable for each such Mortgage have been paid, and (c) each Mortgage to be federally insured or guaranteed is eligible for such insurance or guaranty, and any fees or premiums that are due and payable for each such Mortgage have been paid, and all actions required to obtain such insurance or guaranty have been taken. In addition, the PFI and each prior servicer and holder of the Mortgage have complied with all Applicable Laws pertaining to such FHA, VA or other federal insurance or guaranty, or with the provisions of the mortgage insurance contract, that cover the Mortgage.

(s) Adjustable Mortgages. If the Guides and applicable Master Commitment permit adjustable rate mortgages, and the Mortgage provides that the interest rate or the principal balance of the Mortgage may be adjusted, the PFI represents that all of the terms of the Mortgage may be enforced by the Bank, its successors and assigns and all prior adjustments made or required to be made have been made in accordance with the applicable Mortgage provisions and Applicable Laws. These adjustments will not affect the priority of the lien as a first priority perfected lien against the Property.

(t) Mortgage Assignments. For each Closed Mortgage, the PFI has done or shall do the following within the time period set forth in the Guides:

(1) The Mortgage Note has been endorsed by the PFI in blank and delivered to the Bank, and if the Mortgage is an Acquired Mortgage, by the payee thereof and by each successive holder of such Mortgage. Each such endorsement shall be substantially in the following form: “Pay to the order of [assignee’s name], without recourse” except that the final endorsement from the PFI shall leave a blank rather than complete the assignee’s name. An endorsement without recourse does not and shall not be deemed to limit any of the PFI’s representations, warranties or covenants under this Contract.

(2) Unless MERS is the mortgagee of record, the PFI has executed and delivered to the Bank an Assignment of Mortgage in blank, satisfying the requirements of the Origination Guide. If the Mortgage is an Acquired Mortgage and MERS is not the mortgagee of record, the original mortgagee thereof and each successive holder of such Mortgage has executed and, except for the PFI, recorded in the appropriate real estate records, an Assignment of Mortgage substantially in the form of the aforementioned Assignment of Mortgage, which Assignments or certified copies thereof have been delivered to the Bank, as necessary to satisfy the requirements of the Origination Guide.

(3) Each such endorsement and Assignment has been duly authorized, executed and delivered by each applicable party to each thereof and is the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(4) The PFI has delivered to the Bank the Mortgage File for such Mortgage in compliance with the Origination Guide.

(5) The original Mortgage was duly recorded in the appropriate real estate records where such recordation is necessary to perfect the lien thereof, in compliance with the Guides.

(u) Mortgage Documents. If the Mortgage is a Bank Funded Mortgage, the PFI shall do the following within the time period set forth in the Guides:

(1) The Mortgage Note shall be endorsed in blank by the PFI and delivered to the Bank. Each such endorsement shall be substantially in the following form: “Pay to the order of _________________, without recourse.” An endorsement without recourse does not and shall not be deemed to limit any of the PFI’s representations, warranties or covenants under this Contract.

(2) Unless MERS is the mortgagee of record, the PFI shall execute and deliver to the Bank an Assignment of Mortgage in blank, satisfying the requirements of the Origination Guide.

(3) Each endorsement and Assignment shall be duly authorized, executed and delivered by each applicable party and when performed, shall be the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(4) The PFI shall deliver to the Bank the Mortgage File for such Mortgage in compliance with the Origination Guide.

(5) The original Mortgage shall be duly recorded in the appropriate real estate records where such recordation is necessary to perfect the lien thereof, in compliance with the Guides.

(v) Compliance Matters. The servicing of such Mortgage is properly held by the PFI and all notices required by Applicable Laws regarding any transfer of servicing shall have been delivered to the applicable Borrower. The servicing of such Mortgage by the PFI and any other servicer has complied in all material respects with the applicable Mortgage documents and Applicable Laws pertaining to servicing.

(w) Ownership of Mortgages. Except and only to the extent as expressly consented to by the Bank in a writing signed and delivered by the Bank, immediately prior to giving effect to the Assignment of Mortgage to the Bank, the PFI holds all right, title and interest in and to the Mortgage, including, without limitation, all servicing rights with respect thereto, free and clear of all liens, encumbrances, participation interests, claims or other interests of any other Person, unless the Mortgage is a Bank Funded Mortgage in which case it is owned by the Bank from inception.

(x) Industry Standard Practices. The origination and collection practices relating to the Mortgage used by the PFI, and in the case of any Acquired Mortgage, all prior servicers and holders of such Mortgage, have been legal, proper, prudent and customary in origination and servicing of residential first mortgage loans.

(y) Full Disbursement. The proceeds of the Mortgage have been fully disbursed. All costs, fees and expenses incurred in making, closing or recording the Mortgage have been paid in full.

(z) No Foreclosure. There is no foreclosure proceeding pending or, to the best of the PFI’s knowledge, threatened, with respect to such Mortgage or any Property subject thereto.

(aa) No Bulk Transfer. No transfer of such Mortgage by any holder thereof, including (without limitation) the transfer by the PFI to the Bank was or is the subject of any bulk sale law or other similar law of any jurisdiction.

5.4. Notice of Breach. The PFI shall promptly give the Bank notice of any breach of any representation or warranty set forth herein or incorporated herein by reference, which notice shall be in writing and shall describe in reasonable detail the nature of such breach. The PFI shall promptly provide to the Bank such additional information regarding any such breach, as the Bank shall request.

5.5. Consequences of Untrue, Misleading or Incomplete Warranties or Representations; Purchase or Repurchase.

(a) The Bank may require the PFI to purchase or repurchase a Mortgage if any warranty or representation made by the PFI about the Mortgage or the related Property is untrue, misleading or incomplete (whether the warranty is in this Contract or any of the Guides, or was made at the Bank’s specific request).

(b) The Bank may require such purchase or repurchase whether or not the PFI had actual knowledge of the breach of warranty or representation. The Bank may also enforce any other remedy available at law or in equity.

(c) To effect the sale or resale of such Mortgage, the Bank shall debit an amount equal to the purchase or repurchase price from the PFI’s DDA, and in the event that any such debit from the PFI’s DDA shall cause the balance in such account to become negative, such deficit shall be subject to the overdraft provisions of the depository agreement between the PFI and the Bank, which may include, without limitation, treating such overdraft as an advance. The purchase or repurchase price shall be as provided in the Guides, which shall include adjustments to the price to reflect any Agent Fee or premium or discount paid to or by, the Bank to or from, the PFI in connection with the funding or purchase of such Mortgage but shall not include fees paid to the PFI by the Borrower.

5.6. Consequences of Untrue, Misleading or Incomplete Warranties or Representations - Termination of Contract. While untrue, misleading or incomplete warranties or representations about a particular Mortgage or Property may be the basis for requiring the PFI to purchase or repurchase the Mortgage, there can be additional consequences. Such untrue, misleading or incomplete warranties or representations may also give rise to liabilities of the PFI under Section 5.7. In addition, untrue, misleading or incomplete warranties or representations can, under certain circumstances as determined by the Bank, be treated as a breach of this Contract that could result in the withdrawal of the Bank’s approval of the PFI and the termination of this Contract as set forth in Articles X and XI.

5.7. Indemnification for Breach of Warranties or Representations; Holding the Bank Harmless. If there is a breach of warranty or representation under this Contract (whether such breach was intentional, negligent, or unintentional or whether or not the PFI had actual or constructive knowledge thereof), the PFI agrees to indemnify, defend and hold the Bank and the other Indemnified Parties harmless from and against any related losses, damages, claims, actions, causes of action, liabilities, obligations, judgments, penalties, fines, forfeitures, costs and expenses, including, without limitation, legal fees and expenses. Without limiting the PFI’s obligation for any Remaining Credit Enhancement in effect from time to time, the indemnification arising under this Section 5.7 shall not be deemed to be a guarantee of the payment by any obligor of any Mortgage. If the Bank seeks indemnification under this Section 5.7, it must promptly give the PFI notice of any legal action. However, delay or failure by the Bank to provide such notice shall not release the PFI from any indemnity obligations, except and only to the extent that the PFI shows that such delay or failure materially prejudiced the defense of such action. The PFI shall be responsible to conduct such defense through counsel reasonably satisfactory to the Bank; provided, however, that the Bank is permitted to control fully the defense of any such claim and to settle any such claim subject to the PFI’s approval, which approval shall not be unreasonably withheld; provided further that the Bank shall have the right to retain counsel to represent it at its expense in connection with any such claim. If there is a default by the PFI of its indemnity obligation, or a default under or termination of this Contract, or the Bank believes that there is a conflict between the Bank and the PFI or its counsel, the Bank may engage separate counsel at the expense of the PFI. If the PFI fails to assume the defense of an action within ten (10) days after receiving notice, then the PFI shall be bound by any determination made in the action or by any compromise or settlement the Bank may effect. The Bank agrees to use reasonable efforts to mitigate any claims tendered to the PFI. The Bank shall assign to the PFI all of its claims for recovery against third parties for any indemnification provided by the PFI, whether such claims arise pursuant to insurance coverage, contribution, subrogation or otherwise.

VI.	ELIGIBILITY REQUIREMENTS FOR SERVICERS

For the PFI to service Mortgages for the Bank, the PFI must satisfy the eligibility requirements specified in this article.

6.1. General Requirements. These are the general requirements the PFI must meet to be eligible to service mortgages for the Bank:

(a) Meet the Bank’s Standards. The PFI must have and maintain as one of its principal business purposes, the servicing of mortgages of the type that PFI will service under this Contract. In addition, the PFI, in the Bank’s judgment, must, at all times, have the capacity to service mortgages for the Bank in a manner satisfying the Bank’s servicing standards and the standards generally imposed by other GSEs and private institutional mortgage investors. Finally, the PFI must, at all times, satisfy the applicable requirements for servicers of mortgages set forth in the Guides and, if issued, in the MPF Program Requirements.

(b) Have Qualified Staff and Adequate Facilities and Systems. The PFI must, at all times, employ personnel or agents who are well trained and qualified to perform the functions required of the PFI, as Servicer, under this Contract, and the PFI and any agents must maintain facilities and systems that, in the Bank’s judgment, are able to perform its functions as Servicer under this Contract.

(c) Maintain Fidelity Bond and Errors and Omissions Coverage. The PFI must maintain, at its own expense, a fidelity bond and errors and omissions insurance, as required by the Guides.

(d) Report Basic Changes. The PFI must notify the Bank promptly in writing of any material changes that occur in its principal purpose, activities, financial condition, staffing, facilities, fidelity bond or errors and omissions insurance.

6.2. Ownership and Status of Servicer. In approving a PFI as Servicer, the Bank relies on the information the PFI has provided about the eligibility, qualifications and financial status of the PFI and its owners. The PFI covenants and agrees to comply with the provisions of the Guides and, if issued, the MPF Program Requirements, regarding these matters, including, without limitation, the delivery of notices regarding these matters as required by the Servicing Guide. Changes in any such matters may affect the PFI’s eligibility to service Mortgages for the Bank.

6.3. Financial Information. In order to become and remain an approved Servicer under this Contract, the PFI must provide the financial information required by the Guides from time to time and must satisfy the standards set forth in the Guides and the MPF Program Requirements. The PFI further agrees that the Bank may provide such financial information to the MPF Provider and other Participants or potential Participants in the Mortgages.

6.4. Access to PFI’s Records. As set forth in the Guides, the PFI agrees to permit, and cause its agents to permit, the Bank’s employees and designated representatives to examine or audit books, records and information pertaining to the Mortgages.

VII.	SERVICING MORTGAGES

This article contains the basic rules governing the servicing of Mortgages owned by the Bank (whether originated by the PFI or any other Person) and Mortgages for which the PFI acquires the Servicing subject to the terms of this Contract, during the period that the PFI is to service such Mortgages.

7.1. Servicing Duties of the Servicer. The PFI hereby agrees to perform the following servicing duties for the benefit of the Bank and any Participants:

(a) Scope of Duties. The Servicer will diligently perform all duties that are necessary or incident to the servicing of Mortgages that the Servicer is required to service by the terms of this Contract or any other existing or future agreement between the Bank and the Servicer.

(b) Mortgages to be Serviced. Any Bank Funded Mortgage, Closed Mortgage and any Acquired Mortgage will be serviced by the PFI for the Bank according to the terms of this Contract, unless, with respect to any such Mortgage, the Bank gives the PFI written notification or consent that such Mortgage will not be serviced by the PFI, whether:

(1) at the time of origination or acquisition by the Bank, as applicable;

(2) thereafter as a result of the PFI or its designee breaching any representation, warranty, covenant or agreement contained in Articles V, VI or VII of this Contract or in any provision of the Guides pertaining to the servicing of the Mortgages or eligibility to service the Mortgages; or.

(3) at the time of the transfer of Servicing to another.

(c) Service According to Guides and Industry Standards. Any Mortgage serviced under this Contract must be serviced by the Servicer according to the provisions in the Guides in effect on the date of this Contract or as the Guides may be amended or supplemented in the future, provided that such amendments or supplements shall apply only for Mortgages delivered to the Bank on or after the respective effective dates thereof unless such amendments or supplements (i) implement or are required by Applicable Law, or (ii) do not materially increase the PFI’s responsibilities. The Servicer will also follow other reasonable instructions the Bank or MPF Provider (through its Master Servicer) gives it from time to time and shall follow accepted industry standards and comply with Applicable Laws when servicing a Mortgage for the Bank, which includes without limitation, the maintenance of all insurance and guaranty coverage required by the Guides and the payment of all premiums and fees thereon as they become due and payable.

(d) Service at Servicer’s Own Expense. The Servicer shall be solely responsible for all costs of Servicing unless the Guides expressly provide otherwise. Without limiting the foregoing sentence, the Servicer shall be responsible for Unreimbursed Servicing Expenses as provided in Section 4.3, and shall, if required by the Bank, repurchase delinquent Government Mortgages in accordance with the provisions of the Guides or as the Bank otherwise agrees in writing.

(e) Special Responsibilities in Foreclosures. Among the other duties that may be assigned to the Servicer through the Bank’s special instructions or under the terms of the Guides is the responsibility to manage and appropriately dispose of the Property when a Mortgage it is servicing for the Bank has been foreclosed, or possession or title has been acquired by the Servicer on behalf of the Bank. The Servicer shall manage the Property according to the terms of the Mortgage (during the foreclosure process) and shall manage and dispose of the Property in accordance with the Guides (both during the foreclosure process, or the acceptance of a deed in lieu of foreclosure or other remedy, and after title to the Property has been acquired on behalf of the Bank).

(f) Service Until Need Ends. The Servicer shall service each Mortgage continuously from the date its servicing duties begin until the earliest of:

(1) the Mortgage’s principal and interest have been paid in full and the Mortgage shall have been canceled or released of record and a satisfaction or canceled Note shall have been issued to the Borrower;

(2) the Mortgage has been foreclosed or liquidated and the Mortgaged Property properly disposed of; or

(3) the Servicer’s servicing duties are transferred or terminated in accordance with this Contract.

7.2. Compensation.

(a) The Servicer’s compensation for servicing Mortgages under this Contract, including, without limitation, the management and disposal of foreclosure Properties, shall be the Servicing Fees specified in the Guides and in the Master Commitment.

(b) From time to time the MPF Provider may publish amendments to the Guides or revisions of the MPF Mortgage Products that effect a change in the Servicer’s compensation which will take effect no earlier than thirty (30) days after such publication. However, such a change shall not affect Master Commitments under which one or more Delivery Commitments have been issued before the effective date of the change.

7.3. Ownership of Records.

(a) General. The Mortgage Records are the Bank’s property at all times. This is true whether or not the Servicer developed or originated them.

The Mortgage Records shall include, but are not limited to:

(1) all Mortgage documents;

(2) tax receipts;

(3) insurance policies;

(4) insurance premium receipts;

(5) ledger sheets or their electronic equivalent;

(6) payment records;

(7) insurance claim files and correspondence;

(8) foreclosure files and correspondence;

(9) current and historical data files; and

(10) all other papers, records, correspondence, memoranda and electronic data.

(b) Servicer as Custodian. The Mortgage Records belong to the Bank. The Servicer shall have possession of the Mortgage Records only with the Bank’s approval. The Servicer hereby acknowledges that it is acting as the Bank’s custodian in connection with any Mortgage Records at any time in its possession or control and it shall have no other interest in them. This is true whether the Servicer receives the Mortgage Records from an outside source or prepares them itself.

(c) Delivery.

(1) The Servicer shall deliver to the Bank or its designee such original Mortgage Records as the Guides shall require. In addition, when the Bank or its designee asks in writing for any Mortgage Records, the Servicer shall deliver them promptly to the Bank or its designee. The Servicer shall also provide such Servicing information as required by the Guides and as the Bank may reasonably request from time to time.

(2) If the Bank asks the Servicer in writing for reproductions of any Mortgage Records the Servicer or any predecessor servicer or holder of any Mortgage microfilmed, condensed or stored in electronic form, the Servicer will reproduce them in fully readable form promptly at no cost to the Bank or its designee. Further, in the event the Bank requires copies of an extensive number of Mortgage Records (in contrast to normal quality control reviews or similar targeted requests for Mortgage Records) that have been microfilmed, condensed or stored in electronic form, the Servicer may provide duplicates of the microfilm or condensed data, or electronically transmit such data, to the Bank in a format readable by the Bank or its designee rather than provide reproductions of the Mortgage Records in paper format.

7.4. Agreement to Indemnify, Defend and Hold Harmless.

(a) The PFI as the Servicer agrees to indemnify, defend and hold the Bank and the other Indemnified Parties harmless from and against all losses, damages, claims, actions, causes of action, liabilities, obligations, judgments, penalties, fines, forfeitures, costs and expenses, including, without limitation, legal fees and expenses, that result from (i) the failure or purported failure of the PFI or its assignee or designee in any way to perform its servicing obligations and duties with respect to the Mortgages or managing or disposing of Property in accordance with this Contract or the Guides, or (ii) the actual or purported willful misfeasance, bad faith or negligence of the PFI or its assignee or designee in the performance of its obligations or duties as the Servicer in connection with this Contract or the Guides, or the reckless disregard of such obligations or duties. In no event shall this indemnification be deemed to be a guarantee of payment by any obligor of any Mortgage. If an Indemnified Party seeks indemnification under this Section 7.4 (a), it must promptly give the PFI notice of any legal action or dispute. However, delay or failure by the Indemnified Party to provide such notice shall not release the PFI from any indemnity obligations, except and only to the extent that the PFI shows that such delay or failure materially prejudiced the defense of such action. The PFI shall be responsible to conduct such defense through counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party is permitted to control fully the defense of any such claim and to settle any such claim subject to the PFI’s approval, which approval shall not be unreasonably withheld; provided further that the Indemnified Party shall have the right to retain counsel to represent it at its expense in connection with any such claim. If the PFI fails to comply with its indemnity obligations or breaches this Contract, or the Bank believes that there is a conflict between the Bank and the PFI or its counsel, the Bank may engage separate counsel at the expense of the PFI. If the PFI fails to assume the defense of an action within ten (10) days after receiving notice, then the PFI shall be bound by any determination made in the action or by any compromise or settlement the Indemnified Party may effect. The Indemnified Party shall use reasonable efforts to mitigate any claims tendered to the PFI. The Indemnified Party shall assign to the PFI all of its claims for recovery against third parties for any indemnification provided by the PFI, whether such claims arise pursuant to insurance coverage, contribution, subrogation or otherwise.

(b) If any Person, including, without limitation, any governmental agency, department or official, sues the Bank or any other Indemnified Party, makes a claim against any Indemnified Party or starts a proceeding against any Indemnified Party based on the PFI’s acts or omissions, or purported acts or omissions, in servicing Mortgages or managing or disposing of Property, the PFI’s obligation to indemnify, defend and hold harmless the Bank or any other Indemnified Parties shall be met regardless of whether the suit, claim or proceeding has merit or not.

(c) The PFI’s indemnification obligation does not apply, however, to the extent that during a suit, claim or proceeding, the Bank gives the PFI express written instructions and solely as a result of the PFI following them an Indemnified Party suffers losses, damages, judgments or legal expenses.

7.5. PFI’s Role as Mortgage Servicer. The Servicer shall be an independent contractor and shall not be an agent for the Bank except as may be expressly provided for in the Guides, and shall not hold itself out as an agent of the Bank.

VIII.	ASSIGNMENT, CONSIDERATION AND CONTINUANCE

This article describes the Bank’s requirements covering assignment of, consideration for, and continuance of, this Contract.

8.1. Assignment. Because the relationships created by this Contract are personal, the PFI may not, without the Bank’s prior written approval, assign:

(a) this Contract (whether in whole or in part) under any circumstances, either voluntarily or involuntarily, by operation of law, or otherwise;

(b) its responsibility regarding the origination of Mortgages under this Contract;

(c) its Credit Enhancement arising under Article IV of this Contract, nor may the PFI enter into or acquire any agreement to indemnify, offset, hedge or share its Credit Enhancement, including, without limitation, such agreements as mortgage pool insurance, reinsurance or securitizations in any form; or

(d) any fees payable or rights arising under this Contract.

Notwithstanding the foregoing, other Persons may assist the PFI in originating Mortgages, either as an agent of the PFI or as a vendor supplying services to the PFI. In all such cases, the PFI shall remain primarily responsible and liable for (and shall not be released from) the performance of all PFI obligations hereunder and shall be and remain primarily liable for the acts and omissions of such other Persons. In addition, the PFI shall be solely responsible for any payments due all such other Persons for their services, and shall indemnify, defend and hold harmless the Bank and the other Indemnified Parties from and against all losses, damages, claims, actions, causes of action, liabilities, obligations, judgments and expenses (including, without limitation, legal fees and expenses) relating to such services or such Persons. Nothing in this Contract shall be deemed to limit the Bank’s right to sell, pledge, hypothecate, securitize or assign the Mortgages or any interests or rights it has arising out of the Mortgages or under this Contract.

8.2. Limited Value of Contract to PFI.

(a) The PFI acknowledges that it has paid the Bank no monetary consideration for making it an approved PFI or Servicer.

(b) The PFI also agrees that, except for any Agent Fee or premium payable with respect to Mortgages delivered under this Contract, any Credit Enhancement Fee payable under this Contract, the Servicing Fee with respect to the servicing of Mortgages under this Contract, or any termination fee for terminating servicing under this Contract, this Contract has no value to the PFI.

8.3. Requirements for Continuance. The PFI acknowledges that it may continue to originate, sell and service Mortgages under this Contract only as long as, among other things, it continues to meet all of the eligibility requirements set forth in this Contract, the Guides and, if issued, the MPF Program Requirements.

IX.	ASSIGNING MORTGAGE SERVICING

The PFI may not sell, assign or pledge its responsibility for servicing all or any part of the Mortgages that it is servicing for the Bank without first obtaining the Bank’s written consent, which consent may be granted or withheld by the Bank in its sole discretion and may be subject to conditions specified in the Guides.

X.	BREACHES OF CONTRACT

The Bank can treat the PFI’s taking certain actions, or failing to take certain actions, as a breach of this Contract. A breach of this Contract can lead to a termination of this Contract by the Bank at the Bank’s option. Termination is provided for in detail in Article XI. In addition, upon the PFI’s breach of this Contract, the Bank, at its option, may revoke the Bank’s approval of the PFI as a Mortgage originator, seller or servicer.

10.1 Specific Breaches of Contract. The following constitute breaches of this Contract:

(a) Harm, Damage, Loss or Untrue Warranties. It is a breach of this Contract if any act or omission of the PFI in connection with the origination, sale, servicing or Credit Enhancement of any Mortgage causes the Bank any harm, damage or loss, provided, however, that the PFI’s liability for any such breach shall not be deemed to be a guarantee of the payment by any obligor of any Mortgage except to the extent of any Remaining Credit Enhancement in effect from time to time. It is also a breach of this Contract if the PFI breaches any representations or warranties made or furnished by or on behalf of the PFI in connection with this Contract (including, without limitation, those set forth in Section 5.2) or if the PFI delivers to the Bank any Mortgage which breaches any of the warranties described in Section 5.3.

(b) Failure to Comply with this Contract, the Guides or the MPF Program Requirements. It is a breach of this Contract if the PFI does not comply, through any act or omission, with any term or condition of this Contract, the Guides or, if issued, the MPF Program Requirements.

(c) Failure to Properly Foreclose or Liquidate. Where a Mortgage is in default and the PFI is required or has decided to foreclose or liquidate such Mortgage, it is a breach of this Contract if the PFI fails to take prompt and diligent action consistent with Applicable Laws to foreclose on or otherwise appropriately liquidate such Mortgage and to perform all incidental actions, whether or not the failure results from the acts or omissions of an attorney, trustee or other Person or entity the PFI chooses to effect foreclosure or liquidation.

(d) Failure to Properly Manage, Dispose of, or Effect Proper Conveyance of Title. It is a breach of this Contract if any Mortgage serviced under this Contract has been foreclosed or the possession or title to the Property has been taken by the PFI on behalf of the Bank and the PFI fails to properly manage, dispose of or effect proper conveyance of title to the Mortgaged Property in accordance with this Contract, the Guides, any Applicable Laws or any applicable Mortgage insurance policies or contracts.

(e) PFI’s Financial Ability Impaired. It is a breach of this Contract if there is a change in the PFI’s financial status that, in the Bank’s opinion, materially and adversely affects the PFI’s ability to satisfactorily perform any of its obligations under this Contract. Changes of this type include without limitation:

(1) the PFI’s insolvency;

(2) adjudication of the PFI as a bankrupt;

(3) appointment of a receiver or conservator for the PFI;

(4) the PFI’s execution of a general assignment for the benefit of its creditors; or

(5) any regulatory action taken against the PFI by any regulatory agency that in the Bank’s sole judgment is likely to have a material adverse impact on the financial condition of the PFI or its ability to perform any of its obligations under this Contract.

(f) Failure to Obtain the Bank’s Prior Written Consent. It is a breach of this Contract if the PFI fails to obtain the Bank’s prior written consent for:

(1) a sale or transfer (directly or indirectly) of the majority interest in the PFI; or

(2) a change in its corporate status, charter or structure.

(g) Failure to Comply with Eligibility Standards. It is a breach of this Contract if the PFI, in the Bank’s opinion, fails at any time to meet the eligibility standards for originating, selling or servicing Mortgages set forth in this Contract, the Guides or, if issued, the MPF Program Requirements.

(h) Court Findings against PFI or Principal Officers. It is a breach of this Contract if:

(1) a court of competent jurisdiction finds that the PFI or any of its Principal Officers has committed an act of civil fraud related to the PFI’s lending or mortgage origination, selling or servicing activities, or that, in the Bank’s reasonable opinion, adversely affects the PFI’s reputation or the Bank’s reputation or interests; or

(2) the PFI or any of its Principal Officers is convicted of any criminal act related to the PFI’s lending or mortgage origination, selling or servicing activities or that, in the Bank’s opinion, adversely affects the PFI’s reputation or the Bank’s reputation or interests.

(i) Cross-Defaults. It is a breach of this Contract if any default occurs under any other agreement between (1) the PFI (or any Affiliate of the PFI) and the Bank, or (2) the PFI (or any Affiliate of the PFI) and any other Federal Home Loan Bank.

(j) Replacement Contract. It is a breach of the Contract if the PFI does not immediately reimburse the Bank for any funds advanced by the Bank to obtain a Replacement Contract.

10.2. The Bank’s Rights upon Breach.

(a) Rights Regarding PFI Relationship. If there is a breach of this Contract by the PFI, the Bank will have no obligation to permit the PFI to correct or cure the breach and the Bank shall have the following rights:

(1) the right (but not the obligation) to require or permit the PFI to take any reasonable action to correct or cure the breach, provided, however, if the Bank determines the PFI’s breach is capable of being cured and is not the result of the PFI’s breach of a fiduciary duty, willful misconduct or intentional wrongdoing, then the Bank may, in its sole discretion, so notify the PFI and allow the PFI a reasonable time period, as determined by the Bank, to cure such breach, and if the breach is not cured within such time period, then the Bank may enforce its rights as provided in Section 10.2 and under Article XI;

(2) the right to terminate this Contract in whole or in part, except for a breach that involves an individual Mortgage which the Bank requires the PFI to purchase or repurchase, and (i) that, in the Bank’s sole judgment, is not indicative of a pattern or practice on the part of the PFI which is likely to result in breaches with respect to other Mortgages, or (ii) that, in the Bank’s sole judgment, does not involve a breach of fiduciary duty, willful misconduct or intentional wrongdoing on the part of the PFI or its designee;

(3) the right to revoke the Bank’s approval of the PFI as an approved Originator, seller or Servicer; and

(4) any other rights under this Contract or the Guides or available at law or in equity, including, without limitation, the Bank’s rights to indemnification provided for in this Contract and the Guides.

(b) Rights With Respect to the Collateral and the Advances Agreement. Without limiting the provisions of subsection (a) above, in the event of a breach of this Contract by the PFI or the Bank’s exercise of its rights under Section 4.2 (c), the Bank shall have any and all of the following rights, which are not mutually exclusive and which are in addition to, and not in limitation of any rights of the Bank under the Advances Agreement:

(1) to obtain a Replacement Contract (which may be one or more agreements as determined by the Bank in its sole discretion);

(2) to terminate the PFI’s right to receive any Credit Enhancement Fee or Government Loan Fee accruing under each Master Commitment; thereafter, the Bank may pay such Credit Enhancement Fee to the obligor of, or as needed to fund, the Replacement Contract as well as to reinstate, if necessary, and to maintain in force any credit enhancement agreements provided by third parties that were in place prior to the breach, such as FHA insurance, supplemental mortgage insurance, VA guaranty, and others as may be applicable;

(3) to liquidate any collateral securing the PFI’s Credit Enhancement under Article IV and to apply the proceeds thereof in such manner as the Bank may determine to any obligations of the PFI to the Bank, whether arising under this Contract or any other agreement, including without limitation to the cost of obtaining any and all Replacement Contracts, and any other damages incurred by the Bank arising under this Contract; and

(4) to treat any sums paid (or payable) or incurred to obtain a Replacement Contract, which sums shall include but are not limited to, the present value of future payments due under the Replacement Contract (that are in excess of the present value of any Credit Enhancement Fees that would have been payable to the PFI with respect to each Master Commitment), as Indebtedness or Liabilities (if either such term is used in the Advances Agreement) of the PFI to the Bank, and an extension of credit by the Bank pursuant to the Advances Agreement, and shall become immediately due and payable under this Contract by the PFI;

provided, however, upon the PFI’s full and unconditional payment of the amounts advanced by the Bank to obtain a Replacement Contract together with all prior or outstanding claims against the PFI, if any, the PFI shall be released of its Credit Enhancement under Article IV with respect to that Master Commitment and the Bank shall have no obligation to pay Credit Enhancement Fees to the PFI.

(c) Forbearance Not a Waiver. Any forbearance by the Bank in exercising any of its rights will not be a waiver of any present or future right the Bank has under this Contract to so terminate it or to revoke the Bank’s approval of the PFI as an approved Originator, seller or Servicer.

XI.	TERMINATION OF CONTRACT

Without limiting the rights of the parties as provided elsewhere in this Contract, this Contract may be terminated for the reasons and in the manner as provided in this Article XI.

11.1. Termination by Either Party of Mortgage Origination Arrangements. The Origination and Sale Provisions of this Contract may be terminated by the PFI or by the Bank, with or without cause, by giving notice to the other party. Notice of termination of the Origination and Sale Provisions may be given at any time but must conform to Article XIII of this Contract. In the event of termination of the Origination and Sale Provisions for cause, such termination shall take effect immediately upon notice of termination, and may include the cancellation of the unused portion of any Master Commitments. Termination of the Origination and Sale Provisions without cause shall be effective with respect to the unused portion of any Master Commitments sixty (60) days after notice of termination is given, unless the notice specifies a later effective date. Termination of the Origination and Sale

Provisions will not affect any outstanding Delivery Commitments for which the Bank has issued its written acceptance, provided, however, that if the PFI has breached this Contract, the Bank may declare any or all outstanding Delivery Commitments and its acceptance thereof void. No termination fee is payable with respect to the termination of the Origination and Sale Provisions, whether terminated by the PFI or the Bank. Nothing in this Section 11.1 shall affect the PFI’s obligations, or impair the Bank’s rights, with respect to the Mortgages delivered to the Bank under this Contract prior to such termination or pursuant to Delivery Commitments entered into prior to such termination.

11.2. Termination by PFI of Mortgage Servicing Arrangements. The PFI may terminate the provisions of this Contract covering the servicing of Mortgages by giving the Bank notice at any time. Notice must conform to Article XIII of this Contract. Termination is effective the last day of the third calendar month after the calendar month in which notice is given. If the PFI terminates the servicing provisions of this Contract in whole or in part, the Bank will not pay the PFI a termination fee, and the PFI shall pay the costs of transferring the servicing of the Mortgages to a party acceptable to the Bank.

11.3. Termination by the Bank of Servicing Arrangements. The Bank may terminate the provisions of this Contract covering the servicing of Mortgages by following the procedures outlined below.

(a) Termination Without Cause. The Bank may, in its sole discretion, terminate the servicing provisions of this Contract by giving the PFI notice of the termination and directing the PFI to transfer the Servicing to a party designated by the Bank in exchange for a termination fee. Such termination of Servicing shall take effect on the last day of the third calendar month after the calendar month in which the Bank gives its notice unless a later date is specified. The termination fee for such transfer of Servicing shall be equal to the fair market value of such transferred Servicing, which shall be mutually agreed upon by the PFI, the Bank and the designated buyer. If the parties are not able to agree on the fair market value of such Servicing they shall abide by the determination of fair market value made by an independent nationally recognized evaluator of mortgage servicing agreed upon by the Bank and the PFI. The Bank shall pay reasonable servicing transfer expenses in connection with a termination without cause.

(b) Termination With Cause. The Bank may terminate Servicing if the PFI breaches this Contract, including, without limitation, any of those breaches listed in Section 10.1, provided, however, if the Bank, in its sole judgment, determines the PFI’s breach is capable of being cured and is not the result of the PFI’s breach of a fiduciary duty, willful misconduct or intentional wrongdoing, the Bank may so notify the PFI and specify a time period, determined by the Bank in its sole discretion, to cure such breach, and if the breach is not cured within such time period, then the Bank may enforce its rights to terminate Servicing as provided in this Section 11.3 (b). The Bank may terminate Servicing by giving the PFI a notice of termination. Notwithstanding anything in this Contract to the contrary, the Bank may make the termination effective immediately, and the Bank will not pay the PFI a termination fee or any of the proceeds from any sale of the Servicing involved. Furthermore, the Bank will not pay a termination fee if a Mortgage is purchased by the PFI under Article V.

The provisions applicable to any such termination with or without cause, including, without limitation, the procedures for effecting any such termination and the transfer of servicing, are set forth in the Servicing Guide.

11.4. Credit Enhancement Obligations Not Terminated. Unless such obligations are earlier modified, waived or released by the Bank in writing or replaced by a Replacement Contract accepted by the Bank in full satisfaction of the PFI’s Credit Enhancement, the PFI’s Credit Enhancement under Article IV, including without limitation, the representations and supporting obligations, are not subject to termination and shall survive termination of this Contract. Such obligations shall remain in full force and effect until the last of the Mortgages delivered, credit enhanced or serviced under this Contract is repaid, liquidated, or foreclosed or the Mortgaged Property relating thereto is disposed of.

11.5. Rights of Termination Not Impaired. The exercise of a right of termination under any provision of this Contract will not impair any further right of termination under another provision.

XII.	SURVIVAL OF RESPONSIBILITIES AND LIABILITIES

Notwithstanding anything contained in this Contract to the contrary, in the event that all or any part of this Contract is terminated, any and all of the responsibilities and liabilities of the PFI in existence before the termination of this Contract, including without limitation, the obligations arising under Articles IV and V and Sections 7.3, 7.4, 19.5 and 19.6, shall survive such termination and shall continue to exist after termination unless the Bank expressly releases the PFI from any of such responsibilities or obligations in writing. This is true whether this Contract was terminated by the PFI or by the Bank.

XIII.	NOTICE

13.1. General. Whenever notice is required under this Contract or by Applicable Law, it must be given as described in this article. All demands, notices and communications under this Contract shall be in writing (except as expressly provided in Section 13.2 below) and shall be delivered in person or sent by certified United States mail, postage prepaid, return receipt requested or sent by facsimile transmission or sent through a nationally recognized overnight delivery service, addressed at the applicable party’s address. Any such notice shall be deemed delivered upon the earlier of actual receipt and, in the case of notice by United States mail, three Business Days after deposit with the United States post office, and in the case of notice by overnight courier, the Business Day immediately following the date so deposited with the overnight delivery service.

13.2. The Guides and Other Documents. Copies of the Guides, including, without limitation, any amendments or supplements, or any changes or pronouncements with respect thereto, will be provided to the PFI from time to time by the Bank, at its option, either (a) via regular mail or other delivery service, or (b) electronically by posting these items on an Internet website and notifying the PFI of the Internet address of such website.

13.3. Addresses. For purposes of this Article XIII, the addresses and facsimile numbers for the Bank and the PFI (and the electronic transmission information for the PFI) are as set forth in the Addendum attached hereto. Any change must be given in writing in accordance with the provisions of Section 13.1, but shall be effective only upon actual receipt.

13.4 Telephonic and Electronic Communications. In addition to the provisions set forth in the Guides, the PFI hereby authorizes the Bank, from time to time without notice to the PFI, to record telephonic and other electronic communications of the PFI with the Bank.

XIV.	PRIOR AGREEMENTS

The Origination and Sales Provisions of the Prior Contract and the terms and conditions of any Master Commitments executed pursuant to the Prior Contract shall continue to govern all Mortgages delivered under Master Commitments executed pursuant to the Prior Contract, but in all other respects such Mortgages shall be governed by and serviced under this Contract including, without limitation, Section 3.7 thereof. Except for the Origination and Sales Provisions applicable to Mortgages delivered under the Prior Contract, this Contract supersedes and replaces the Prior Contract. This Contract shall govern all Bank Funded Mortgages, Acquired Mortgages and all Mortgages delivered under Master Commitments executed pursuant to this Contract in all respects. This Article XIV does not affect the respective rights or obligations of the PFI or the Bank under any prior agreement or understanding that does not relate to the origination, selling or servicing of Mortgages to which this Contract relates.

XV.	SEVERABILITY AND ENFORCEMENT

15.1. Severability. If any provision of this Contract conflicts with Applicable Law, the other provisions of this Contract that can be carried out without the conflicting provision will not be affected.

15.2. Rights and Remedies Cumulative. All rights and remedies under this Contract are distinct and cumulative not only as to each other but as to any rights or remedies afforded by law or equity. They may be exercised together, separately or successively. Subject to Section 19.6, these rights and remedies are for the benefit of the parties and their respective successors and assigns.

XVI.	CAPTIONS

This Contract’s captions and headings are for convenience only and are not part of this Contract.

XVII.	SCOPE OF CONTRACT

The following provision applies, whether or not it is contrary to other provisions in this Contract. The Bank reserves the right to restrict the PFI’s origination, selling or servicing of Mortgages for the Bank to the type that the PFI and its employees have the experience and ability to originate or service.

XVIII.	OTHER PARTIES

18.1. Participants. The PFI acknowledges that the Bank may and intends to enter into one or more participation agreements with other Persons (the “Participants”) to convey participation interests in some or all of the mortgages originated, sold or serviced under this Contract. Nothing in this Contract shall prohibit such participation agreements. The PFI authorizes the Bank to disclose to potential Participants the information used to approve the PFI as PFI, credit enhancer and Servicer and to maintain those qualifications so long as such potential Participants have agreed in writing to maintain the confidentiality of such information.

18.2. Master Servicer; Custodian; Underwriter; Subservicer; etc. The PFI acknowledges and agrees that from time to time the Bank may enter into agreements with other Persons regarding the Mortgages. Such agreements may include master servicing agreements, custodial agreements, underwriting agreements, securitization agreements, subservicing agreements and other agreements for the benefit of the Bank, the Participants and their respective successors and assigns. No party to such other agreement shall owe any obligation to the PFI. To the extent the Bank assigns or delegates any of its rights or obligations to any such other party from time to time and so notifies the PFI thereof in writing, the PFI shall be bound by such assignment or delegation. In such event, the PFI agrees that it shall not be the agent of any such other party.

XIX.	MISCELLANEOUS PROVISIONS

19.1. Amendment. All amendments to this Contract shall be in writing duly executed and delivered by the PFI and the Bank, except as expressly provided in the Guides; provided, however, that the Bank may extend the period applicable to any Master Commitment without the written approval of the PFI.

19.2. REMIC, FASIT or Other Securitization or Sale Transaction. The PFI hereby acknowledges and agrees that the Bank may hereafter transfer some or all of the Mortgages to purchasers of whole loans or into a trust or other entity, which trust or other entity may elect REMIC or FASIT status. In the case of any such transfer (whether or not such entity elects REMIC or FASIT status), (a) the Bank may assign to the transferee the Bank’s rights under this Contract in respect of the Mortgages so transferred and upon such assignment, the transferee shall be entitled to all rights of the Bank under this Contract in respect of such Mortgages, except to the extent provided otherwise in the transfer agreement between the Bank and such transferee, (b) the PFI will comply with all applicable REMIC or FASIT legal and regulatory requirements in connection with the performance of its obligations and the exercise of its rights hereunder, and (c) upon the request of the Bank, the PFI shall provide all information reasonably required and otherwise cooperate with the Bank, any applicable rating agencies and any prospective transferees or investors in connection with any such securitization or sale of any or all of the Mortgages and shall enter into such amendments to this Contract as the Bank shall reasonably request to effectuate the provisions of this Section 19.2.

19.3. Governing Law. The parties acknowledge that the MORTGAGE PARTNERSHIP FINANCE Program is or will be offered to participating financial institutions in numerous states, that the MPF Provider will be providing services to the Bank, the PFI and all participating financial institutions wherever located, and that this Contract will be performed in part in the State of Illinois because of the services to be provided by the MPF Provider to, or on behalf of, the Bank. THEREFORE THE PARTIES AGREE THAT THIS CONTRACT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE STATUTORY AND COMMON LAW OF THE UNITED STATES OF AMERICA. TO THE EXTENT FEDERAL LAW INCORPORATES OR DEFERS TO STATE LAW, THE RELEVANT STATE LAW SHALL BE THE LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) APPLICABLE TO AGREEMENTS TO BE PERFORMED IN THE STATE OF ILLINOIS. Any action or proceeding to enforce or interpret this Contract shall be brought in the state or federal court for the county and state where the Bank is located, and if any basis for federal jurisdiction exists in such action or proceeding, it must be brought in the federal court for such state and county. Section 4.7 of this Contract provides that the Advances Agreement will govern the pledging of collateral by the PFI to secure obligations under this Contract, in addition to any other obligations of the PFI arising under the Advances Agreement or other contracts or agreements between the Bank and the PFI. It is expressly agreed and understood that the choice of Illinois law in this Section 19.3 shall apply only to this Contract, and shall not apply to any transaction governed by the terms of the Advances Agreement or other contracts or agreements between the Bank and the PFI, which shall continue to be governed by the choice of law specified therein, even if such transaction is related to a transaction under this Contract. In addition, the PFI agrees that if it should bring any action or proceeding seeking to obtain any legal or equitable relief against the Bank under or arising out of this Contract or any transaction contemplated by this Contract, and such relief is not granted by the final decision, after any and all appeals, of a court of competent jurisdiction, the PFI will pay all attorneys’ fees and other costs incurred by the Bank in connection therewith. The PFI agrees to reimburse the Bank for all costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Bank) incurred by the Bank in connection with the enforcement or preservation of the Bank’s rights under this Contract including, but not limited to, its rights in respect of any Mortgages delivered or serviced by the PFI and any collateral pledged to the Bank in connection with such Mortgages.

19.4. Intention of the Parties. It is the intention of the parties hereto that this Contract does not create a joint venture or partnership between the PFI and the Bank, but rather this Contract constitutes a contractual arrangement between the parties. The Bank shall not be obligated to fund or purchase any particular mortgage unless and until it formally commits in writing to do so.

19.5. Confidentiality of Proprietary Information. The PFI agrees to maintain the confidentiality of any information provided by the Bank or the MPF Provider which is labeled “confidential” or “proprietary information” or otherwise transmitted as confidential information, including, without limitation, the Credit Enhancement data described in Section 19.6, and not to disclose such information except to employees who have a need to know its contents and to third party agents who have a need to know and have signed confidentiality agreements protecting the Bank. It is understood that such information will not be considered confidential if (a) it is or becomes publicly available through no breach of the PFI’s obligations under this Contract, (b) it is provided by the Bank to any third Person without restriction on disclosure, (c) it is provided to the PFI by a third Person who properly has such information, without restriction on disclosure and without breach by such third Person of any nondisclosure obligation it may have, or (d) it is independently developed by the PFI without use of the Bank’s information. If the PFI is served with process or any other governmental or regulatory request for such confidential information, the PFI shall immediately notify the Bank’s General Counsel, or if the Bank has no General Counsel, the Bank’s President, prior to complying with such process or request, except where such prior notice is prohibited by law.

19.6. Use of Credit Enhancement Data. Information regarding the determination of the Actual Credit Enhancement or proposed Credit Enhancement, both on a loan level basis and on a pool level basis, supplied by the MPF Provider on behalf of the Bank is proprietary information. This information is shared with the PFI for the sole purposes of assisting the PFI to evaluate whether to originate for, or sell a mortgage or mortgages to the Bank, and for the PFI to determine the appropriate capital treatment for such mortgage(s), and for no other purpose, including but not limited to valuation for market securitization purposes. The Bank and MPF Provider, their vendors and licensors and all Affiliates thereof do not and cannot warrant the accuracy, adequacy or completeness of, or performance or results that may be obtained by using the MPF Provider’s system and/or any information or data generated with the use of this system or the capital, accounting, regulatory or tax treatment applicable to the PFI. The information and data generated by the MPF Provider’s system are provided “as is” without any express or implied warranties, including but not limited to any implied warranties of merchantability or fitness for any particular purpose or use. With respect to such information and data generated by or with the use of the MPF Provider’s system, neither the Bank, MPF Provider, their vendors and licensors nor any Affiliates thereof shall be liable to any PFI or anyone else for any inaccuracy, delay, interruption in service, error or omission, regardless of cause, or for any damages resulting therefrom. Neither the Bank, MPF Provider, their vendors and licensors and all Affiliates thereof nor anyone else who has been involved in the creation or production of the MPF Provider’s system and/or delivery of the information and data generated thereby or any component of the forgoing shall be liable for any indirect, incidental, special, punitive, consequential or similar damages, such as but not limited to, loss of anticipated profits or benefits resulting from the use of the information and data generated by the MPF Provider’s system, even if any of them has been advised as to the possibility of such damages. This limitation of liability shall apply to any claim or cause whatsoever whether such claim or cause arises in contract, tort or otherwise. In the event that liability is nevertheless imposed, the cumulative liability of the Bank and MPF Provider, their vendors and licensors and all Affiliates thereof shall not exceed twenty thousand dollars ($20,000) in the aggregate.

19.7. Successors and Assigns. This Contract will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that the foregoing provision shall not be deemed to permit the assignment by the PFI of any of its rights or obligations hereunder in violation of this Contract.

19.8 Conflict with Guides. In the event of any conflict between the provisions of this Contract and the provisions of the Guides, the Guides shall prevail unless this Contract expressly provides otherwise.

XX.	SIGNATURES

By executing this Contract, the PFI and the Bank agree to all of this Contract’s terms and provisions. The PFI and the Bank have caused this Contract to be executed and delivered by their duly authorized officers as of the date first written above.

This Contract takes effect when executed and delivered by both the PFI and the Bank.

THE PFI:

_________________________________________,

a

By:
Name:
Title:

By:
Name:
Title:

THE BANK:

FEDERAL HOME LOAN BANK OF CHICAGO

By:
Name:
Title:

By:
Name:
Title:

Customer No.

“MORTGAGE PARTNERSHIP FINANCE” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

ADDENDUM

Address and Other Contact Information

The Bank:

Address:

Federal Home Loan Bank of Chicago

111 East Wacker Drive

Suite 800

Chicago, Illinois 60601

Attention: MORTGAGE PARTNERSHIP FINANCE® Group

Facsimile No.: (312) 565-5855

Electronic Transmission: generalcounsel@fhlbc.com

The PFI:

Address:  __________________________

__________________________

__________________________

Attention: _________________

Facsimile No.: (            )             -

Electronic Transmission:

____________________________________

[List authorized individuals, their respective roles, their addresses, e-mail addresses, telephone numbers and facsimile numbers.]